                            TARPON INDUSTRIES, INC.
                                2420 WILLS STREET
                              MARYSVILLE, MI 48040


                                                                       VIA EDGAR


                                February 9, 2005


United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


RE: TARPON INDUSTRIES, INC. -- WITHDRAWAL OF REGISTRATION STATEMENT ON FORM 8-A (REGISTRATION NO. 000-51062), FILED ON DECEMBER 3, 2004


Ladies and Gentleman:

         Pursuant to Rule 477(a) of the General Rules and Regulations under the Securities Act of 1933, as amended, Tarpon Industries, Inc. (the "Company") hereby requests withdrawal of the above-referenced Registration Statement on Form 8-A, filed by the Company with the Securities and Exchange Commission on December 3, 2004. The submission was processed utilizing Form Type 8-A12G. The Company is simultaneously filing the Registration Statement on Form 8-A under Form Type 8-A12B.

          Please direct any questions to James B. Cunningham of Honigman Miller Schwartz and Cohn LLP at (313) 465-7404.


                                               Very truly yours,

                                               s/ James T. House

                                               James T. House
                                               Senior Vice President and Chief
                                               Financial Officer